SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2003

OAK TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25298	77-0161486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1390 Kifer Road Sunnyvale, California 94086
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 523-6500

(Former name or former address, if changed since last report.)

Item 5.  Other Events

On February 5, 2003, Oak Technology, Inc., a Delaware corporation (“Oak”), announced that it had signed a definitive agreement with Sunplus Technology Co., Ltd. (“Sunplus”), a publicly held fabless semiconductor company focused on the consumer market, based in Taiwan.  Under the terms of the agreement, Oak will transfer its Optical Storage business and certain optical storage assets to Sunplus in return for approximately $30 million, comprised of $16 million in cash and shares of Sunplus common stock having a value of $14 million.  Sunplus shares are traded on the Taiwan Stock Exchange.  The agreement contemplates that at closing, Oak and Sunplus would enter into a number of ancillary agreements on mutually agreeable terms, including a license agreement relating to the use by Sunplus of certain Oak patents.  There can be no assurance that these additional agreements can be reached on terms mutually satisfactory to Oak and SunPlus and that the transactions contemplated by the Agreement will be consummated.  The sale is anticipated to close on or about March 31, 2003, subject to regulatory approval and other closing conditions.

The foregoing summary is qualified by reference to the asset purchase agreement which is filed as an exhibit hereto.

Item 7.  Financial Statements and Exhibits

(c)                                  Exhibits

The following exhibits are filed herewith:

2.1                                 Asset Purchase Agreement dated as of February 5, 2003, by and between Oak Technology, Inc., and Sunplus Technology Co., Ltd.

99.1                           Press Release of the Company, dated February 5, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK TECHNOLOGY, INC.

Date: February 19, 2003	By:	/s/ Young K. Sohn
Young K. Sohn
Chairman of the Board of Directors, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement dated as of February 5, 2003, by and between Oak Technology, Inc., and Sunplus Technology Co., Ltd.

99.1	Press Release of the Company, dated February 5, 2003.